UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2008

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 318-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

In advance of the Company’s presentation at the Merrill Lynch Global Transportation Conference on June 18, 2008, AirTran Airways is providing updated guidance for its second quarter outlook and the Company’s fleet and capacity plans for 2008 and 2009.

Fuel Prices and Hedging Activity

Initial fuel guidance for the second quarter was given in April 2008 and prices were based upon an underlying price of $127/barrel of jet fuel before taxes, transportation, and into-plane fees. At that time, the Company expected fuel prices to average $3.20-$3.25 per gallon net of fuel hedging gains.

Since that time, jet fuel prices have risen to over $165/barrel before taxes, transportation, and into-plane fees. We currently anticipate that our GAAP basis all-in fuel costs for the second quarter will be between $3.75 - $3.80 per gallon. When we include the realized gains related to our fuel related derivatives that do not qualify for hedge accounting, we currently anticipate that our economic all-in cost per gallon will be between $3.65 - $3.70 per gallon. We expect that our fuel hedges and fuel related derivatives that do not qualify for hedge accounting, will provide cash savings of approximately $15 million versus market prices in the second quarter.

As of April 2008, the Company had fuel hedge and derivative contracts covering 48% of estimated fuel needs for the second quarter and approximately 50% of its fuel needs for the remainder of 2008 based on anticipated capacity at that time. The Company’s fuel hedge and derivative portfolio contains compound derivatives with sold out of the money options which act to limit the benefit of collars to the extent that the current market price level exceeds the sold call option prices. Approximately two-thirds of our hedged quantities for the remainder of 2008 involve sold calls. For a discussion of the Company’s fuel hedge and derivative portfolio, please refer to the Company’s most recent 10-Q and 10-K filings.

The Company has increased its fuel hedge and derivative positions during the second quarter in an effort to further manage rising fuel prices through a combination of collars and fixed price options on crude oil and/or gulf coast jet fuel. Based on an underlying crude oil price of $130/barrel and a $30/barrel refinery spread ($160/barrel of jet fuel, before taxes, transportation, and into-plane fees), the Company’s percentage of fuel hedged and estimated all-in price per gallon hedged are as follows as of June 15, 2008.

Period	% Hedged	Estimated All-in Price/Gallon
Q208	55-60%	$3.55-3.60
Q308	70-75%	$3.65-3.70
Q408	50-55%	$3.55-3.60
2009	20-25%	$3.65-3.70

The above amounts include the benefits of anticipated future realized gains on fuel related derivatives which do not qualify for hedge accounting. Additionally the percentage hedged is based on the Company’s latest capacity projections and hedge portfolio as of June 15, 2008.

Revenue Outlook

Initial revenue guidance for the second quarter was given in April 2008 and at that time the Company expected passenger unit revenues to increase 5-6% year over year.

During the quarter the Company has experienced strong traffic growth, but yield growth has been slower than the Company’s expectations despite numerous fare increases. The current outlook for unit revenues is for a year over year improvement of 1.5-2%.

The Company believes that in some of its markets fares were increased too rapidly which limited the Company’s ability to effectively manage close-in demand (inside the month). This has resulted in an increased mix of lower-yielding, connecting traffic. The Company recently made changes to its pricing and revenue management strategies that in the near-term has produced more favorable yield results.

Advanced bookings and revenues for the third quarter remain well ahead of last year at higher fares. The combination of strong advance bookings and recent changes to the Company’s pricing and revenue management strategies are currently expected to exceed the unit revenue growth in the first half of this year.

Cost Outlook

Initial unit cost guidance for the second quarter was given in April 2008, and at that time the Company expected non-fuel unit costs to decline 1-1.5% year over year. The decline in non-fuel unit costs excludes the beneficial impact of realized gains on the sale of aircraft in each period.

As a result of improved efficiencies and solid operating performance, the Company now expects non-fuel unit costs to decline 2-2.5% year over year in the second quarter, excluding the impact of gains on sale of aircraft in each period.

Capacity Outlook

In April 2008, the Company announced that it was suspending its growth plans beginning in September 2008 and extending through 2009. The result of this action was that capacity, as measured by ASMs, would be no more than flat year over year, which represents a 10% reduction from the Company’s original plans for late 2008 and 2009. In response to the continued rise in fuel prices and concerns about potential economic weakness this fall, the Company intends to reduce capacity by an additional 5% beginning in September 2008. This will result in a 5% reduction in ASMs year over year and represents, at a minimum, a 15% reduction from the Company’s initial plans for late 2008 and more than a 10% reduction in ASMs from planned 2009 levels.

In the last several weeks, several domestic competitors have announced capacity reductions similar to those the Company announced in April.

To effect capacity reductions, so far in the second quarter, the Company has sold two new 737-700 aircraft and arranged the deferral of 18 new aircraft deliveries from 2009-2011 to 2013-2014. The Company has written agreements for the sale/disposition of an additional five aircraft in 2008. Capacity may be reduced further pending market conditions and aircraft negotiations.

In conjunction with such capacity reductions, the Company expects to terminate service to Stewart-Newburgh, NY in September 2008, and eliminate seasonal service to Daytona Beach, FL.

The Company currently expects its fleet size to be between 135-140 aircraft at the end of 2008, down from an original plan of 147 aircraft. Should the price of fuel or economic conditions warrant the need for additional capacity cuts, the Company is prepared to further reduce its fleet size.

The information in this Form 8-K is being furnished under Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Information

Statements regarding the Company’s operational and financial success, business model, expectations about future success, competitive environment, unit revenues, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: June 16, 2008	/s/ Arne G. Haak
Arne G. Haak
Senior Vice President, Finance and Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)